UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): February 7, 2023

CREATIVE REALITIES, INC.
(Exact name of registrant as specified in its charter)

Minnesota	001-33169	41-1967918
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13100 Magisterial Drive, Suite 100, Louisville, KY	40223
(Address of principal executive offices)	(Zip Code)

(502) 791-8800
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CREX	The Nasdaq Stock Market LLC
Warrants to purchase Common Stock	CREXW	The Nasdaq Stock Market LLC

Item 8.01	Other Events.

On February 7, 2023, Creative Realities, Inc. (the “Company”) issued a press release announcing that Pegasus Capital Advisors, L.P. (“Pegasus”) made a non-binding proposal to acquire of all of the outstanding shares of common stock of the Company not owned by Pegasus (the “Proposal”). Pegasus currently beneficially owns approximately 10.8 million shares of the Company’s common stock, or approximately 37.82% of the outstanding shares. Pegasus also currently beneficially owns approximately $19.2 million of the Company’s outstanding debt. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The Company’s Board of Directors has formed a special committee (the “Special Committee”) of its non-executive, independent directors which, in consultation with its financial and legal advisors, will carefully review and consider the Proposal and pursue the course of action that it believes is in the best interests of the Company’s shareholders.

Mayer Brown LLP is serving as legal counsel to the Special Committee and Maslon LLP is serving as legal counsel to the Company.

There can be no assurance that a definitive offer relating to the Proposal will be made or recommended by the Special Committee, that a definitive agreement relating to the Proposal or any other transaction will be entered into by the Company, or that any transaction will be consummated.

Item 9.01	Financial Statements and Exhibits

(d)         Exhibits

Exhibit No.	Description
99.1	Press Release dated February 7, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Creative Realities, Inc.
(Registrant)

Date: February 13, 2023	By:	/s/ Will Logan
Will Logan Chief Financial Officer

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